Exhibit 4.8

LEASE AGREEMENT
BY AND BETWEEN
GENSCRIPT USA HOLDING, INC.

Lessor

AND

LEGEND BIOTECH USA INC.

Lessee

Dated: As of January 1, 2024

THIS LEASE, made effective as of January 1, 2024, between GenScript USA Holding, Inc. with an office at 860 Centennial Ave., Piscataway, New Jersey 08854 (hereinafter called "Lessor") and Legend Biotech USA Inc. with an office at 2101 Cottontail Lane, Somerset, NJ 08873 ("Lessee").

REFERENCE PAGE

BASIC LEASE PROVISIONS AND DEFINITIONS

In addition to other terms elsewhere defined in this Lease, the following terms whenever used in this Lease should have only the meanings set forth in this section, unless such meanings are expressly modified, limited or expanded elsewhere herein.

1.Additional Rent shall mean all sums in addition to Basic Rent payable by Lessee to Lessor pursuant to the provisions of this Lease.

2.Broker shall mean: N/A

3.Building shall mean: the building located at 10 Knightsbridge Road, Piscataway, New Jersey.

4.Commencement Date: January 1, 2024.

5.Demised Premises or Premises: Approximately (i) 8,000 gross rentable square feet of laboratory space as identified on Exhibit A hereto as "Laboratory Area" (the "Laboratory Area'), (ii) 14,000 gross rentable square feet of office space as identified on Exhibit A hereto as "Administrative Area" (the ' Administrative Area"), which Administrative Area includes common areas, driveways, access ways and parking and such other common areas described in the Lease, for all customary and proper purposes subject to the parking provisions hereof.

6.Basic Rent shall mean a fixed rate equal to $16,666.67 per month for January 1, 2024 to December 31, 2024 for the Laboratory Area and $29,166.67 per month for January 1, 2024 to December 31, 2024 for the Administrative Area (including all common areas), for a total of $45,833.34 per month for January 1, 2024 to December 31, 2024 for the portion of the Term during which both the Administrative Area and Laboratory Area are part of the Demised Premises. For January 1, 2025 to June 30, 2025 the basic rent shall increase by 3% over 2024 basic rent amount. Should an extension rent period occur for July 1, 2025 to December 31, 2025 the basic rent shall increase by 5% over the June 2025 basic rent. If Lease is extended past 12/31/2025, both parties shall renegotiate the basic rent.

7.Permitted Use shall be for office, research, laboratory, administrative and uses related thereto, subject to all governmental regulations affecting such specific use.

8.Security Deposit shall be $0.

9.Term shall mean the Commencement Date through June 30, 2025, subject to Section 57.

10.Termination Date shall mean the date on which the Term of this Lease (whether in its entirety or, with respect to either Administrative Area or Laboratory Area), as the same may have been extended, shall expire or terminated by either Party pursuant to Section 57 A(3) or B(1).

11.Building Area shall mean the Building and surrounding land and improvements.

12.Lessee's Percentage: shall mean (i) 12% for the Laboratory Area and 21% for the Administrative Area (including all common areas), for a total of 33.0% for the portion of the Term during which both the Administrative Area and Laboratory Area are part of the Demised Premises, subject to adjustment as set forth in Paragraph 41A.

For and in consideration of the covenants herein contained, and upon the terms and conditions herein set forth, Lessor and Lessee agree as follows:

1.DESCRIPTION. Lessor hereby leases to Lessee, and Lessee hereby hires from Lessor, the Demised Premises as defined on the Reference Page (hereinafter called "Demised Premises" or "Premises") as shown on the plan or plans, initialed by the parties hereto, marked "Exhibit A" attached hereto and made part of this Lease in the Building as defined on the Reference Page which is situated on that certain parcel of land (hereinafter called "Building Area") as described on the Reference Page, together with the right to use the common areas of the Building and the Building Area in common with other lessees of the Building, their invitees, customers and employees.

2.TERM. The Premises are leased for the Term to commence on the Commencement Date and to end at 12:00 midnight on the Termination Date, all as defined on the Reference Page.

3.BASIC RENT. The Lessee shall pay to the Lessor during the Term basic rent as defined on the Reference Page (herein "Basic Rent") payable in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts. The Basic Rent shall accrue at the Monthly Rate as defined on the Reference Page for each month and shall be payable in advance on the first day of each calendar month during the Term at the Monthly Installments as defined on the Reference Page, each, except that a proportionately lesser sum may be paid for the first and last months of the Term of this Lease if the Term commences on a day other than the first day of the month, in accordance with the provisions of this Lease herein set forth. Lessor acknowledges receipt from Lessee of the each Monthly Installment that has accrued prior to the execution hereof. Lessee shall pay Basic Rent, and any Additional Rent as hereinafter provided, to Lessor at Lessor's above stated address, or at such other place in the United States of America as Lessor may designate in writing, without counterclaim, deduction or setoff (except for deductions and setoffs mutually agreed in writing by the Lessor and Lessee).

4.USE AND OCCUPANCY. Lessee shall have the right to use and occupy the Premises for the Permitted Use as defined on the Reference Page.

5.CARE AND REPAIR OF PREMISES. Lessee shall commit no act of waste and shall take good care of the Premises and the fixtures and appurtenances therein, and shall, in the use and occupancy of the Premises, conform to all laws, orders and regulations of the federal, state and municipal governments or any of their departments. Lessee at Lessee's sole cost and expense shall make all non-structural (unless caused by Lessee's neglect or abuse) repairs, including painting and decorating and shall maintain the Premises and all of its systems in good condition and state of repair. Lessor shall maintain and repair, at its sole cost and expense, the roof and structural elements of the Building and keep it free of leaks unless caused by acts or omissions of Lessee, Lessee's servants, agents, employees or visitors. Lessor shall maintain the parking lot, driveway, access ways and common areas in good order and condition. Lessor shall also be responsible for removal of all snow, ice and debris from the parking lots, driveways, access ways, sidewalks and common areas subject to reimbursement as provided for herein. All improvements made by Lessee to the Premises, which are so attached to the Premises that they cannot be removed without material injury to the Premises, shall become the property of Lessor upon expiration or sooner termination. Not later than the last day of the term, Lessee shall, at Lessee's expense, remove all Lessee's personal property and those improvements made by Lessee which have not become the property of Lessor, including trade fixtures, cabinet work, movable paneling, partitions and the like; repair all injury done by or in connection with the installation or removal of said property and improvements; and surrender the Premises in as good condition as they were at the beginning of the term, reasonable wear and damage by fire, the elements, casualty, or other cause not due to the misuse or neglect by Lessee, Lessee's agent, servants, visitors or licensees excepted. All other property of Lessee remaining on the Premises after the last day of the term of this Lease may, at the election of Lessor, be stored by or on behalf of Lessor at Lessee's risk and expense.

6.ALTERATIONS. ADDITIONS OR IMPROVEMENTS. No alterations, additions or improvements shall be made, and no climate regulating, air conditioning, cooling, heating or sprinkler systems, television or radio antennas, heavy equipment, apparatus and fixtures, shall be installed in or attached to the leased Premises, without the written consent of the Lessor which consent shall not be unreasonably withheld. Unless otherwise provided herein, all such alterations, additions or improvements and systems, when made, installed in or attached to said Premises, except movable trade fixtures, shall belong to and become the property of the Lessor and shall be surrendered with the Premises and as part thereof upon the expiration or sooner termination of this Lease, without hindrance, molestation or injury. Nothing contained in this Lease shall be construed to affect Lessee's right to remove any trade fixtures, equipment or inventory during or after the Term. If any such removal causes damage to the building and/or Premises, Lessee shall promptly repair such damage(s).

7.ACTIVITIES INCREASING FIRE INSURANCE RATES. Lessee shall not do or suffer anything to be done on the Premises which will increase the rate of fire insurance on the Building

8.ASSIGNMENT AND SUBLEASE.

A.Lessee, at any time, may assign this Lease or sublet the Demised Premises, or any part thereof, for a term not extending beyond the Term hereof, without the prior written consent of Lessor, to (i) Lessee's subsidiaries or affiliates, (ii) any entity succeeding to the business and assets of Lessee, (iii) any entity resulting from a merger or consolidation with Lessee, (iv) any affiliate owned by any of the foregoing, (v) any entity in connection with any divestiture of assets and/or facilities that is required by a governmental or regulatory agency or authority or (vii) any entity in connection with the sale of Lessee's assets as a going concern as it relates to the business conducted on the Demised Premises. In all other cases, Lessee shall not assign this Lease to or sublet to or permit the occupancy of all or any part of the Premises by any other party nor sublet a portion of the Premises without the prior written consent of Lessor in each instance which consent shall not be unreasonably withheld.

B.No assignment of this Lease shall be effective unless and until Lessee delivers to Lessor duplicate originals of the instrument of assignment (wherein the assignee assumes the performance of Lessee's obligations under this Lease) and any accompanying documents.

C.No sublease of all or any part of the Demised Premises shall be effective unless and until Lessee delivers to Lessor duplicate originals of the instrument of sublease and any accompanying documents. Any such sublease shall be subject and subordinate to this Lease.

D.Lessor's consent to any assignment or sublease shall neither release Lessee from its liability for the performance of Lessee's obligations hereunder during the balance of the Term nor constitute its consent to any further assignment or sublease.

9.     COMPLIANCE WITH LAW.

A.The Lessee covenants and agrees that upon acceptance and occupancy of the Premises, it will during the Term, promptly, at Lessee's cost and expense, execute and comply with all statutes, ordinances, rules, orders, regulations and requirements of the Federal, State and Municipal governments and of any and all their instrumentalities, departments and bureaus, applicable to the Premises arising out of, relating to or resulting from Lessee's specific use and occupancy and its business operations.

B.The Lessee covenants and agrees, at its own cost and expense, to comply with such regulations or requests as may be required by the fire or liability insurance carriers providing insurance for the Premises, and will further comply with such other requirements that may be promulgated by the Board of Fire Underwriters, in connection with the use and occupancy by the Lessee of the Premises in the conduct of its business.

C.The Lessee covenants and agrees that it will not commit any nuisance, nor permit the emission of any objectionable sound, noise or odors which would be violative of any applicable governmental rule or regulation or would per se create a nuisance. The Lessee further covenants and agrees that it will handle and dispose of all rubbish, garbage and waste in connection with the Lessee's operations in the Premises in accordance with reasonable regulations established by the Lessor from time to time in order to keep the Premises in an orderly condition and in order to avoid unreasonable emission of dirt, fumes, odors or debris which may constitute a nuisance or induce pests or vermin.

D.In case the Lessee shall fail or neglect to comply with the aforesaid statutes, ordinances, rules, orders, regulations and requirements or any of them, or in case the Lessee shall neglect or fail to make any necessary repairs which are hereunder Lessee's responsibility, then the Lessor or the Lessor's agents may after fifteen (15) days' notice (except for emergency repairs, which may be made immediately) enter the Premises and make said repairs and comply with any and all of the said statutes, ordinances, rules, orders, regulations or requirements, at the cost and expense of the Lessee and in case of the Lessee's failure to pay therefor, the said cost and expense shall be added to the next month's rent and be due and payable as such. This provision is in addition to the right of the Lessor to terminate this Lease by reason of any default on the part of Lessee, subject to the rights of the Lessee as hereinabove mentioned in the manner as in this Lease

10.     DAMAGES TO BUILDING.

A.In case of any damage to or destruction of any portion of the Building of which the Premises is a part by fire or other insured casualty occurring during the term of this Lease (or previous thereto), which shall render the Premises untenantable or unfit for occupancy, or one-third (1/3) or more of any other portion of the Building untenantable or unfit for occupancy, which damage cannot be repaired within one hundred twenty (120) days from the happening of such casualty, using reasonable diligence (the foregoing shall be called "Total Destruction") then, and in such event, the term hereby created shall, at the option of the Lessor, upon written notice to the Lessee by certified mail, return receipt requested, within thirty (30) days of such fire or casualty, cease and become null and void from the date of such Total Destruction. In such event the Lessee shall immediately surrender the Premises and the Lessee's interest in said Lease, to the Lessor, and the Lessee shall only pay rent to the time of such Total Destruction in which event, the Lessor may re-enter and re-possess the Premises thus discharged from this Lease and may remove all parties therefrom. However, in the event of Total Destruction as hereinbefore defined, if the Lessor shall elect not to cancel this Lease within the thirty (30) days period hereinabove provided, the Lessor shall thereupon repair and restore the same with reasonable speed and dispatch, and the rent shall be abated from the date of "Total Destruction" and while the repairs and restorations are being made. Lessee shall have the option to terminate and cancel this Lease if such repair and restoration is not or cannot be completed within one hundred twenty (120) days.

B.In the event of any other insured casualty which shall not be tantamount to Total Destruction, the Lessor shall repair and restore the Premises with reasonable speed and dispatch, and the rent shall not be abated; provided, however, that in the event such casualty unreasonably interferes with the Lessee's use and enjoyment of the Premises and the repair and restoration abating such unreasonable interference cannot be completed within one hundred twenty (120) days from the happening of such casualty, Lessee will have the right to terminate and cancel this Lease.

C.In the event of any uninsured casualty, the Lessor may elect to treat the casualty as though it had insurance or it may terminate the Lease. If it treats the casualty as though it had insurance then the provisions of Paragraphs 10A and 1OB shall apply. The Lessor shall serve a written notice upon the Lessee by certified mail, return receipt requested, within thirty (30) days of the casualty specifying the election which it chooses to make.

D.In the event of such fire or casualty as above provided wherein the Lessor shall rebuild, the Lessee agrees at its cost and expense, to forthwith remove any and all of its equipment, fixtures, stock and personal property as the same may be required to permit Lessor to expedite rebuilding and/or repair. In any event, the Lessee shall assume at its sole risk the responsibility for damage or security with respect to such fixtures and equipment in the event the building area where the same may be located has been damaged so that the said building area is not secure.

E.The Lessee agrees that the said Lessor's agents, and other representatives, shall have the right to enter into and upon the Premises, or any part thereof, at all reasonable hours for the purpose of examining the same upon reasonable advance notice of not less than two (2) business days (except in the event of emergency), or making such repairs or alterations therein as may be necessary for the safety and preservation thereof, or to repair and maintain the common utilities without unduly or unreasonably disturbing the operations of the Lessee (except in the event of emergency).

F.The provisions of this paragraph 10 shall in all respects be subject to the provisions of paragraph 49 hereof.

11.    EMINENT DOMAIN. If Lessee's use of the Premises is materially affected due to the talcing of eminent domain of (a) the Premises or any part thereof or any estate therein; or (b) any other part of the Building; then, in either event, this Lease shall terminate on the date when title vests pursuant to such talcing. The Basic Rent, and any Additional Rent, shall be apportioned as of said termination date and any Basic or Additional Rent paid for any period beyond said date shall be repair to Lessee. Lessee shall not be entitled to any part of the award for such talcing or any payment in lieu thereof, but Lessee may file a separate claim for any taking of fixtures and improvements owned by Lessee which have not become the Lessor's property, and for moving expense. In the event of a partial taking which does not effect a termination of this Lease but does deprive Lessee of the use of a portion of the Premises which does not materially affect the Lessee's use and operation, there shall either be an abatement or an equitable reduction of the basic rent, and an equitable adjustment reducing the Base Costs as hereinafter defined depending on the period for which and the extent to which the Premises so taken are not reasonably usable for the purpose for which they are leased hereunder.

12.    INSOLVENCY OF LESSEE. Either (a) the appointment of a receiver to take possession of all or substantially all of the assets of Lessee, or (b) a general assignment by Lessee for the benefit of creditors, or (c) any action taken or suffered by Lessee under any insolvency or bankruptcy act, shall constitute a default of this Lease by Lessee, and Lessor may terminate this Lease forthwith and upon notice of such termination Lessee's right to possession of the Premises shall cease, and Lessee shall then quit and surrender the Premises to Lessor but Lessee shall remain liable as hereinafter provided in Paragraph 14 hereof.

13.    LESSOR'S REMEDIES ON DEFAULT.

A.Each of the following shall be deemed a default by Lessee and a breach of this Lease:

(i)    Default in the payment of the Basic Rent or Additional Rent herein reserved or any part thereof for more than fifteen (15) days after same is due and payable as in this Lease required.

(ii)    A default in the performance of any other covenant or condition (other than as set forth above) of this Lease on the part of the Lessee to be performed for a period of thirty (30) days after notice; unless such default cannot reasonably be cured within thirty (30) days, in which case, Lessee shall be given such additional time as may be reasonably necessary to cure the default; however, in no case shall Lessee have more than one hundred twenty (120) days after notice.

(iii)    A breach of Paragraph 12 hereof.

B.     In case of any such default under subparagraph 13A, at any time following the expiration of the respective grace periods above mentioned, Lessor may terminate this Lease by summary proceedings or other judicial action.

C.    In case this Lease shall be terminated as hereinbefore provided, or by summary proceedings or otherwise, Lessor or its agents may, immediately or any time thereafter, reenter and resume possession of the Premises or such part thereof, and remove all persons and property therefrom, either by summary proceedings or by a suitable action or proceeding at law, without being liable for any damages therefor and all at the cost and expense of Lessee including but not limited to the attorney's fees of Lessor. No re-entry by Lessor shall be deemed an acceptance of a surrender of this Lease.

D.    In case this Lease shall be terminated as herein provided, or by summary proceedings or otherwise, Lessor may, in its own name and in its own behalf, relet the whole or any portion of the Premises, for any period equal to or greater or less than the remainder of the then current terms, for any sum which it may deem reasonable, to any tenant which it may deem suitable and satisfactory, and for any use and purpose which it may deem appropriate, and in connection with any such lease Lessor may make such changes in the character of the improvements on the Premises as Lessor may determine to be appropriate or helpful in effecting such lease and may grant concessions or free rent. Lessor shall not in any event be required to pay Lessee any surplus of any sums received by Lessor on a reletting of the Premises in excess of the rent reserved in this Lease.

14.    DEFICIENCY. In any case where Lessor has recovered possession of the Premises by reason of Lessee's default, Lessor may, at Lessor's option, occupy the Premises or cause the Premises to be redecorated, altered, divided, consolidated with other adjoining premises, or otherwise changed or prepared for reletting, and may relet the Premises or any part thereof as agent of Lessee or otherwise, for a term or terms to expire prior to, at the same time as, or subsequent to, the original expiration date of this Lease, at Lessor's option, and receive the rent therefor. Rent so received shall be applied first to the payment of such expenses as Lessor may have incurred in connection with the recovery of possession; redecorating, altering, dividing, consolidating with other adjoining premises, or otherwise changing or preparing for reletting, and the reletting, including brokerage and reasonable attorney's fees, and then to the payment of damages in amounts equal to the rent hereunder and to the costs and expenses of performance of the other covenants of Lessee as herein provided. Lessee agrees, in any such case, whether or not Lessor has relet, to pay to Lessor damages equal to the Basic Rent and other sums herein agreed to be paid by Lessee, less the net proceeds of the reletting, if any, as ascertained from time to time, and the same shall be payable by lessee on the several rent days above specified. Lessee shall not be entitled to any surplus accruing as a result of any such reletting. In reletting the Premises as aforesaid, Lessor may grant rent concessions, and Lessee shall not be credited therewith. No such reletting shall constitute a surrender and acceptance or be deemed evidence thereof. If Lessor elects, pursuant hereto, actually to occupy and use the Premises or any part thereof during any part of the balance of the term as originally fixed or since extended, there shall be allowed against Lessee's obligation for rent or damages as herein defined, during the period of Lessor's occupancy, the reasonable value of such occupancy, not to exceed in any event the Basic Rent herein reserved and such occupancy shall not be construed as a release of Lessee's liability hereunder.

Alternately, in any case where Lessor has recovered possession of the Premises by reason of Lessee's default, Lessor may, at Lessor's option, and at any time thereafter, and without notice or other action by Lessor, and without prejudice to any other rights or remedies it might have hereunder or at law or equity, become entitled to recover from Lessee, as damages for such breach, in addition to such other sums herein agreed to be paid by Lessee, to the date of re-, entry, expiration and/or dispossession, an amount equal to the difference between the Base Rent and Additional Rent reserved in this Lease from the date of such default to the date of expiration of the original Term demised and the then fair and reasonable rental value of the Premises for the same period. Said damages shall become due and payable to Lessor immediately upon such breach of this Lease and without regard to whether this Lease be terminated or not, and if this Lease be terminated, without regard to the manner in which it is Terminated. In the computation of such damages, the difference between any installments of Rent (Base and Additional) thereafter become due and the fair and reasonable rental value of the Premises for the period for which sum installment was payable shall be discounted to the date of such default at the rate of not more than three (3%) percent per annum.

Lessee hereby waives all right of redemption to which Lessee or any person under Lessee might be entitled by any law nor or hereafter in force.

Lessor's remedies hereunder are in addition to any remedy allowed by law.

15.    SUBORDINATION OF LEASE. This Lease shall be subject and subordinate to any underlying leases and to any mortgage and/or trust deed which may now or hereafter affect the real properly of which the Premises forms a part, and also to all renewals, modifications, consolidations and replacements of said underlying leases and said mortgage and/or trust deed. Although no instrument or act on the part of Lessee shall be necessary to effectuate such subordination, Lessee will, nevertheless, execute and deliver such further instruments confirming such subordination of this Lease as may be desired by the holders of said first mortgage and trust deeds or by any of the lessors under such underlying leases. Lessee hereby appoints Lessor attorney-in-fact irrevocably, to execute and delivery any such instrument for Lessee. If any underlying lease to which this Lease is subject terminates, Lessee shall, on timely request, attom to the owner of the reversion.

16.    PARKING. Subject to intervening laws, ordinances, regulations and executive orders, Lessee shall have the non-exclusive use of the parking spaces at the Building for Lessee's use and its invitees and guests.

17.    RIGHT TO CURE LESSEE'S BREACH. If Lessee breaches any covenant or condition of this Lease, Lessor may, on reasonable notice to Lessee (except that no notice need be given in case of emergency), cure such breach at the expense of Lessee and the reasonable amount of all expenses, including reasonable attorney's fees, incurred by Lessor in so doing (whether paid by Lessor or not) shall be deemed Additional Rent payable on demand; provided, however, that this provision shall not impose any obligation upon Lessor to cure such default.

18.    CONSTRUCTION LIENS. Lessee shall, within twenty (20) days after notice from Lessor, discharge or satisfy by bonding or otherwise any construction liens for materials or labor that were furnished to the Premises at Lessee's direction on Lessee's behalf.

19.    RIGHT TO INSPECT AND REPAIR. Lessor may enter the Premises but shall not be obligated to do so (except as required by any specific provision of this Lease) at any reasonable time on reasonable notice to Lessee (except that no notice need be given in case of emergency) for the purpose of inspection or the making of such repairs, replacement or additions, in, to, on and about the Premises or the Building, as Lessor deems necessary or desirable. Lessee shall have no claims or cause of action against Lessor by reason thereof. In no event shall Lessee have any claim against Lessor for interruption to Lessee's business, however occurring.

20.    LESSOR AND LESSEE WORK.

A. Lessor's Work in the Demised Premises. Lessor shall deliver the Demised Premises in its existing condition which Lessee agrees to take in its "AS IS" "WHERE IS" condition.

21.    INTERRUPTION OR SERVICES OR USE. Interruption or curtailment of any service maintained in the Building or use of the Premises shall not entitle Lessee to any claim against Lessor or to any abatement in rent, and shall not constitute a constructive or partial eviction. Lessor shall not perform construction on the Premises, the Building or the Building Area which will unreasonably interfere with Lessee's use of the Premises and the parking area. Lessee shall not perform construction on the Premises which will unreasonably interfere with other lessee's use of the Building and the parking area.

22.    UTILITIES.

A. The Lessee shall pay when due all the rents or charges for gas and electric used by the Lessee which are or may be assessed or imposed upon the Premises or which are or may be charged to the Lessor by the suppliers thereof during the term hereof. The Premises shall have separate meters to measure gas and electric consumption. Lessee shall pay the Lessee's Percentage of all water, electricity, gas, and sewer charges for the Building and Building Area as billed by Lessor.

B.     Lessee covenants and agrees that at all times its use of electric current shall never exceed the capacity of existing feeders to the Building or the risers or wiring installation.

C. Lessor shall not be liable in any way to Lessee for any loss, damage or expense which Lessee may sustain or incur as a result of any failure, defect or change in the quantity or character of electrical energy, or other utility, nor for any interruption in supply and Lessee agrees that such supply may be interrupted for repairs and replacement and in emergencies.

23.     ADDITIONAL RENT.

A. During the term of this Lease, Lessee shall pay to Lessor, Lessee's Percentage of the following (collectively, the "CAM Expenses"): (i) the amount of real estate tax imposed against the Building and the Building Area; (ii) casualty and liability insurance for the Building and Building Area; (iii) common area maintenance including but not limited to cleaning, landscaping, and snow removal for the Building and Building Area. Lessee shall pay to Lessor(i) $7,159.82 each month for January 1, 2024 to December 31, 2024 during the Term with respect to the Laboratory Area and (ii) $12,728.56 each month for January l, 2024 to December 31, 2024 during the Term with respect to the Administrative Area, for a total of $19,888.38 each month for January 1, 2024 to December 31, 2024 for the portion of the Term during which both the Administrative Area and Laboratory Area are part of the Demised Premises, in each case, together with the payment of Basic Rent (the "CAM Payments"). No later than forty-five (45) days after the end of the Term or, if Lessee exercises the Extension Option, the end of the Extension Term, Lessor shall prepare a reconciliation between the CAM Payments received and the actual CAM Expenses incurred by Lessor for such Term and, if applicable, Extension Term. The difference, which shall be capped at 20% of the CAM Payments, shall be paid by Lessor or Lessee to the other within thirty (30) days of presentation of the reconciliation with all appropriate supporting documentation. For January 1, 2025 to June 30, 2025 the additional rent shall increase 3% over 2024 additional rent amount. Should an extension period occur for July 1, 2025 to December 31, 2025 the additional rent shall increase by 5% over June 2025 additional rent. If Lease is extended past 12/31/2025, both parties shall renegotiate the additional rent.

B. All other amounts which may be due, payable or imposed hereunder shall be deemed Additional Rent, including the utility costs as set forth in Section 22.

24.    LESSEE'S ESTOPPEL. Lessee shall, from time to time, on not less than ten (10) days' prior written request by Lessor, execute, acknowledge and deliver to Lessor a written statement certifying that the Lease is unmodified and in full force and effect, or that the Lease is in full force and effect as modified and listing the instruments of modification; the dates to which the rents and charges have been paid; and, to the best of Lessee's knowledge, whether or not Lessor is in default hereunder, and if so, specifying the nature of the default. It is intended that any such statement delivered pursuant to this Paragraph 24 may be relied on by a prospective purchaser of Lessor's interest or mortgagee of Lessor's interest or assignee of any mortgage of Lessor's interest Lessor represents to Lessee that the Demised Premises is free of any tenancies, leases or subleases. Lessor shall provide Lessee with an estoppel certificate if required by Lessee's lender provided Lessee is not then in default of the Lease.

25.    CONDITION OF PREMISES. Neither the Lessor nor its agent have made any representations with respect to the Building, the Premises, or the land upon which the land is erected, except as expressly set forth herein and no rights, easements or licenses are required by the Lessee by implication or otherwise, except as expressly set forth in the provisions of this Lease.

26.    [Intentionally Omitted]

27.    WAIVER OF TRIAL BY JURY. To the extent such waiver is permitted by law, the parties waive trial by jury in any action or proceeding brought in connection with this Lease or the Premises.

28.    LATE CHARGE. Lessee recognizes that late payment of any rent or other sum due hereunder will result in administrative expenses to Lessor, the extent of which additional expense is extremely difficult and economically impractical to ascertain. Lessee therefore agrees that if rent or any other sum is due and payable pursuant to this Lease, and such amount remains due and unpaid ten (10) calendar days after said amount is due, such amount shall be increased by a late charge in an amount equal to five percent (5%) of such amount past due. The provisions of this Paragraph 28 in no way relieve Lessee of the obligation to pay rent or other payments on or before the date on which they are due, nor do the terms of this Paragraph 28 in any way affect Lessor's remedies pursuant to Paragraph 13 in the event said rent or other payment is unpaid after date due. In addition, there shall be a $50.00 fee payable by Lessee for any returned checks.

29.    LESSEE'S LIABILITY INSURANCE. Lessee covenants to provide to Lessor, promptly after Lessor's reasonable request, an insurance certificate for a comprehensive policy of general liability insurance (including abuse, molestation and corporal punishment), insuring Lessee against any liability commonly insured against and occasioned by accident resulting from any act or omission on or about the Premises and any appurtenances thereto including specifically any act or omission relating to Lessee's use and operation. Such policy is to be written by an insurance company qualified to do business in the State of New Jersey reasonably satisfactory to Lessor. Such policy or program shall in no way limit the Lessee's liability to Lessor pursuant to Paragraph 32 hereof. The policy shall be with limits not less than One Million and 00/100 ($1,000,000.00) Dollars in respect of any one person, in respect of any one accident, and in respect of property damage. Said limits shall be subject to periodic review and Lessor reserves the right to increase said coverage limits, if in the reasonable opinion of Lessor, said coverage becomes inadequate and is less than that commonly maintained by tenants in similar buildings in the area by tenants making similar uses. Lessee shall cany contents insurance to adequately insure its property within the Demised Premises.

30.     NO OTHER REPRESENTATIONS. No representations or promises shall be binding on the parties hereto except those representations and promises contained herein or in some future writing signed by the party making such representation(s) or promise(s).

31.     QUIET ENJOYMENT. Lessor covenants that if, and so long as, Lessee pays the Basic Rent, and any Additional Rent as herein provided, and performs the covenants hereof, Lessor shall do nothing to affect Lessee's right to peaceably and quietly have, hold and enjoy the Premises for the term herein mentioned, subject to the provisions of this Lease.

32.     INDEMNITY. Lessee shall indemnify, defend and save harmless Lessor and its agents against and from (a) any and all third party claims, actions or proceedings ("Third Party Claims") to the extent arising from any negligent or otherwise wrongful act or omission of Lessee or any of its subtenants or licensees or its or their employees, agents or contractors, and (b) all costs, expenses and liabilities incurred in or in connection with each such Third Party Claim; provided, however that (i) Lessor provides written notice of any such Third Party Claim to Lessee promptly after becoming aware thereof (whether actual or threatened), (ii) Lessor grants to Lessee the sole right to control the defense of Third Party Claim and cooperates with Lessee, at Lessee's reasonable expense and as reasonably required by Lessee, in the defense and settlement thereof and (iii) Lessor does not compromise or settle such Third Party Claim without Lessee's prior written consent, not to be unreasonably withheld.

33.     PARAGRAPH HEADINGS. The paragraph headings in this Lease and position of its provisions are intended for convenience only and shall not be taken into consideration in any construction or interpretation of this Lease or any of its provisions.

34.     APPLICABILITY TO HEIRS AND ASSIGNS. The provisions of this Lease shall apply to, bind and inure to the benefit of Lessor and Lessee, and their respective heirs, successors, legal representatives and assigns. It is understood that the term "Lessor" as used in this Lease means only the owner, a mortgagee in possession or a term lessee of the Building, so that in the event of any sale of the Building or of any lease thereof, or if a mortgagee shall take possession of the Premises, the Lessor named herein shall be and hereby is entirely freed and relieved of all covenants and obligations of Lessor hereunder accruing thereafter, and it shall be deemed without further agreement that the purchaser, the term lessee of the Building, or the mortgagee in possession has assumed and agreed to carry out any and all covenants and obligations of Lessor hereunder.

35.     [Intentionally Omitted]

36.    LESSOR'S LIABILITY FOR LOSS OF PROPERTY. Lessor shall not be liable for any loss of property from any cause whatsoever, including, but not limited to, theft or burglary from the Premises, and Lessee covenants and agrees to make no claim for any such loss at any time.

37.     PARTIAL INVALIDITY. If any of the provisions of this Lease, or the application hereof to any person or circumstances, shall to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

38.     BROKER. Each party (the "Representing Party") represents and warrants to the other party that the Representing Party has not used a broker in bringing about this Lease. The Representing Party agrees to indemnify and hold harmless the other party from any and all claims of a broker that such broker was used by the Representing Party in connection with the negotiation of or the entering into this Lease.

39.     PERSONAL LIABILITY. Notwithstanding anything to the contrary provided in this Lease, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Lease by Lessor, that there shall be absolutely no personal liability on the part of Lessor, its successors, assigns or any mortgagee in possession (for the purposes of this paragraph, collectively referred to as "Lessor"), with respect to any of the terms, covenants and conditions of this Lease, and that Lessee shall look solely to the equity of Lessor in the Building for the satisfaction of each and every remedy of Lessee in the event of any breach by Lessor of any of the terms, covenants and conditions of this Lease to be performed by Lessor, such exculpation of liability to be absolute and without any exceptions whatsoever.

40.     NO OPTION. The submission of this Lease Agreement for examination does not constitute a reservation of or offer to lease or option for the Premises, and this Lease Agreement becomes effective as a Lease Agreement only upon execution and delivery thereof by Lessor and Lessee.

41.     DEFINITIONS.

A. Lessee's Percentage. Lessee's Percentage wherever that phrase is used, shall be as defined on the Reference Page, which the parties agree reflects and will be continually adjusted to reflect the ratio of the gross square feet of the area rented to Lessee as compared with the total number of gross square feet of the entire Building, measured outside wall to outside wall. Lessor shall also have the right to construct additional buildings in the Building Area for such purposes as Lessor may deem appropriate, and subdivide the lands for that purpose if necessary, and upon so doing, the Building Area shall become the subdivided lot on which the Building in which the Demised Premises is located.
B. Force Majeure. Force Majeure shall mean and include those situations beyond Lessor's control, including by way of example and not by way of limitation, failure of federal, state or municipal officials to issue necessary permits or licenses, acts of God, accidents, repairs, strikes, shortages of labor, supplies or materials, inclement weather, or where applicable, the passage of time while waiting for an adjustment of insurance proceeds.

42.     [Intentionally Omitted]

43.     NOTICES. Any notice by either party to the other shall be in writing and shall be deemed to have been duly given only if delivered personally or sent by overnight courier service providing a receipt for delivery in a postpaid envelope addressed, ifto Lessee, at the Building; ifto Lessor, at Lessor's address as set forth above; or, to either at such other address as Lessee or Lessor, respectively, may designate in writing. Notice shall be deemed to have been duly given, if delivered personally, in delivery thereof, and if sent by overnight courier, upon the next day after the delivery thereof to such courier service.

44.     ACCORD AND SATISFACTION. No payment by Lessee or receipt by Lessor of a lesser amount than the Basic Rent and Additional Rent payable hereunder shall be deemed to be other than a payment on account of the earliest stipulated Basic Rent and Additional Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment for Basic Rent or Additional Rent be deemed an accord and satisfaction, and Lessor may accept such check or payment without prejudice to Lessor's right to recover the balance of such Basic Rent and Additional Rent or pursue any other remedy provided herein or by law.

45.     EFFECT OF WAIVERS. No failure by a party to insist upon the strict performance of any covenant, agreement, term or condition of this Lease, or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial rent during the continuance of any such breach, shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No consent or waiver, express or implied, by a party to or of any breach of any covenant, condition or duty of the other party shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty, unless in writing signed by the party against which such waiver is sought to be enforced.

46.     LESSOR'S RESERVED RIGHT. Lessor and Lessee acknowledge that the Premises are in a Building which is not open to the general public. Access to the Building is restricted to Lessor, Lessee, their agents, employees and contractors and to their invited visitors. In the event of a labor dispute including a strike, picketing, informational or associational activities directed at Lessee or any other tenant, Lessor reserves the right unilaterally to alter Lessee's ingress and egress to the Building or make any other change in operating conditions to restrict pedestrian, vehicular or delivery ingress and egress to particular location, which will be done by Lessor in a manner that does not unreasonably interfere with Lessee's used and enjoyment of the Premises.

47.     RIGHT TO EXHIBIT. Lessee agrees to permit the Lessor and the Lessor's agents, employees or other representatives to show the Premises to persons wishing to rent or purchase the same and Lessee agrees that on and after twelve (12) months next proceeding the expiration of the term hereof the Lessor or the Lessor's agents, employees or other representatives shall have the right to place notices on the front of the Premises or any part thereof offering the Premises for rent (Lessor shall always retain the right to place signs offering the Building for sale) and the Lessee hereby agrees to permit the same to remain there without hindrance or molestation provided same does not unreasonably interfere with the conduct of Lessee's business.

48.     CORPORATE AUTHORITY. The undersigned officers and representatives of the corporation executing this Lease on behalf of the corporation represent and warrant that they are officers of the corporation with authority to execute this Lease on behalf of the corporation.

49.     DAMAGE. In case of the destruction of or any damage of any kind whatsoever to the Premises, the Building or the Building Area caused by the carelessness, negligence or improper conduct on the part of the Lessee or the Lessee's agents, employees, guests, licensees, invitees, subtenants, assignees, or successors, the Lessee shall repair the said damage or replace or restore any destroyed parts of the Premises as speedily as possible at Lessee's own cost and expense.

50.     SIGNS. The Lessee shall not place nor allow to be placed any signs upon, or in about, the said Premises or Building or other Building Area, except in compliance with all municipal ordinances or other laws and regulations applicable thereto. In case the Lessor or the Lessor's agents, employees or representatives shall deem it necessary to remove any such signs in order to paint or make any repairs, alterations or improvements in or upon said premises or any part thereof, they may be so removed, but shall be replaced at the Lessor's expense when the said repairs, alterations, or improvements shall have been completed.

51.     MISCELLANEOUS.

A. This Lease is made and entered into in the State of New Jersey and it shall be governed by and construed under the laws of the State of New Jersey, without regard to its conflict of laws rules.

B. This Lease shall supersede and take priority over all agreements, written or otherwise, between Lessor and Lessee with respect to the subject matter hereof.

52.     NEW JERSEY INDUSTRIAL SITE RECOVERY ACT

A. Lessee shall, on or before the date which is four (4) months prior to the Termination Date, deliver to Lessor evidence of its compliance with the New Jersey Industrial Site Recover Act (N.J.S.A. 13: IK-6 et seq.) (ISRA). In the event that the Lessee fails to deliver such evidence to the Lessor on or before the Termination Date, then, and in such event and for every month or portion of month thereafter, the obligation of the Lessee to pay rent and other charges pursuant to this Lease shall be extended one (1) month beyond the Termination Date.

B. The Lessee agrees to defend, indemnify and hold harmless the Lessor from and against any and all losses and costs and expenses oflitigation ("Environmental Litigation") incurred by the Lessee to the extent arising out of or in any way connected with the application of the New Jersey Spill Compensation and Control Act (NJ.S.A. 58:10-23 et seq.), the New Jersey Industrial Site Recovery Act (NJ.S.A, 13:lK-6 et seq.), the Comprehensive Environmental Response Compensation Liability Act of 1980 (Pub. L. No. 96-510, 94th Stat. 2767, 1980), the New Jersey Air Pollution Control Act (NJ.S.A, 26:2C-1 et seq.). the Resource Conservation Recovery Act (42 U.S.C. 6901 et seq.), the Clean Air Act (42 U.S.C. 7401 et seq.) and any similar state or federal statutes (collectively, "Environmental Laws") to the Demised Premises or any part thereof; provided, however that (i) Lessor provides written notice of any such actual or threatened Environmental Litigation promptly after becoming aware thereof, (ii) Lessor grants to Lessee the sole right to control the defense of such Environmental Litigation and cooperates with Lessee, at Lessee's reasonable expense and as reasonably required by Lessee, in the defense and settlement thereof and (iii) Lessor does not compromise or settle such actual or threatened Environmental Litigation without Lessee's prior written consent, not to be unreasonably withheld. The Lessee covenants and agrees to take all necessary steps in order to prevent any liens pursuant to the Environmental Laws from attaching to the Demised Premises to the extent arising from Lessee's conduct.

C. Lessee shall not cause or permit to exist as a result of an intentional or unintentional action or omission on its part a releasing, spilling, leaking, pumping, emitting, pouring, emptying or dumping (collectively, "Release") ofa "hazardous substance", as such term is defined in NJ.S.A. 58:10-23.1 l(b)(k) into the waters of the State ofNew Jersey or onto the lands from which it might flow or drain into said waters or into waters outside the jurisdiction of the State of New Jersey or damage may result to the lands, waters, fish, shellfish, wildlife, biota, air or other resources owned, managed, held in trust or otherwise controlled by the State of New Jersey, unless such Release is pursuant to and in compliance with conditions of a permit issued by the appropriate federal or state governmental authorities.

D.In the event that, (1) due to the conduct of Lessee, there should be filed a lien against the Demised Premises by the New Jersey Department of Environmental Protection pursuant to and in accordance with the provisions of NJ.S.A, 58:10-23.1 l(f)(f) as a result of the Chief Executive to the New Jersey Spill compensation Fund having expended monies from said Fund to pay for "damages", as said term is defined in N.J.S.A. 58:10-23.1 l(g) and/or "cleanup and removal costs", as said term is defined in NJ.S.A. 58:1-23.l l(b)(d), or (2) a lien is filed against the Demised Premises by the United States Environmental Protection Agency pursuant to the Comprehensive and Environmental Response Compensation and Liability Act of 1980 arising from an intentional or unintentional action or omission of Lessee of Lessee's sublessee resulting in the releasing, spilling, pumping, pouring, emitting, emptying or dumping of"hazardous substances", as such term is defined in NJ.S.A. 58:10-23-1 l(b)(k) into the waters of the State of New Jersey or onto lands from which it might flow or drain into said waters, then Lessee shall be in default of this Lease and shall, within thirty (30) days from the day Lessee is given notice that the lien has been placed against the Demised Premises or within such shorter period of time in the event the State of New Jersey or the United States Government has commenced steps to cause the Demised Premises to be sold pursuant to the lien, either (i) pay the claim and remove the lien from the Demised Premises;

(ii) Furnish (or lay) a bond reasonably satisfactory to the Lessor in the amount of the claim out of which the lien arises; or

(iii) provide other security reasonably satisfactory to the Lessor in an amount sufficient to discharge the claim out of which the lien arises.

E.    Lessee's use and any sublessee's use of the Demised Premises during the term of this Lease will not involve the generation, manufacture, refining, transport, treatment, storage, handling or disposing of "hazardous waste" or "hazardous substances", as those terms are defined in the New Jersey Spill Compensation and Control Act which shall be in violation of the New Jersey Spill Compensation and Control Act. In the event the Lessee or any sublessee shall breach this provision or in any way conduct its operation on the Demised Premises or permit the Demised Premises to be used and maintained so as to subject to the Lessee or any sublessee of the Demised Premises to a claim or violation, the Lessee shall immediately remedy and fully cure such condition, at its own cost and expense, or cause such condition to be cured.

F.     Lessee hereby agrees to execute such documents as Lessor reasonably deems necessary to make such applications as Lessor reasonably requires to assure compliance with ISRA. Lessee shall bear all costs and expenses incurred with any required ISRA compliance resulting from Lessee's use of the Demised Premises, including, but not limited to, state agency fees, engineering fees, cleanup costs, filing fees and suretyship expenses. As used in this Lease, ISRA compliance shall include applications for determinations of non-applicability by appropriate governmental authority. The foregoing undertaking shall survive the termination or sooner expiration of the Lease and the surrender of the Demised Premises, and also shall survive the sale or lease or assignment of the Demised Premises by Lessor.

G.    In the event Lessee fails to comply with ISRA as stated in this Section as of the termination or sooner expiration of the Lease, the Lessee shall be responsible to pay all rents and other charges as provided in this Lease, together with any and all other charges incurred in obtaining compliance with ISRA and all regulations promulgated thereunder from the date of termination of the Lease until such time as evidence of full compliance with ISRA has been delivered to the Lessor.

53.     RESERVATION OF EASEMENT. The Lessor reserves the right, easement and privilege to enter on the Premises in order to install, at its own cost and expense, any storm drains and sewers and/or utility lines in connection therewith as may be reasonably required by the Lessor. It is understood and agreed that if such work as may be required by Lessor requires an installation which may displace any paving, lawn, seeded area or shrubs the Lessor shall, at its own cost and expense, restore said paving, lawn, seeded area or shrubs. The Lessor covenants that the foregoing work shall not unreasonably interfere with the normal operation of Lessee's business, and the Lessor shall indemnify and save the Lessee harmless in connection with such installations.

54.     AIR, WATER AND GROUND POLLUTION.

A. The Lessee expressly covenants and agrees to indemnify, defend, and save the Lessor harmless against any claim, damage, liability, costs, penalties, or fines which the Lessor may suffer as a result of Air, Water or Ground Pollution caused by the Lessee in its use of the Premises. The Lessee covenants and agrees to notify the Lessor immediately of any claim or notice served upon it with respect to any such claim the Lessee is causing Water, Air or Ground Pollution; and the Lessee, in any event, will take immediate steps to half remedy or cure any pollution of Air, Water or Ground caused by Lessee by its use of the Premises. The within covenant on the part of the Lessee shall survive the expiration or earlier termination of this Lease.

B. The Lessor expressly covenants and agrees to indemnify, defend, and save the Lessee harmless against any claim, damage, liability, costs, penalties, or fines which the Lessee may suffer as a result of Air, Water or Ground Pollution caused by the Lessor or prior owners or occupants of the Building prior to the date of this Lease. The Lessor covenants and agrees to notify the Lessee immediately of any claim regarding prior pollution and will take immediate steps to remedy or cure any pollution of Air, Water or Ground which is the Lessor's responsibility pursuant to this paragraph. The within covenant on the part of the Lessor shall survive the expiration or earlier termination of this Lease.

55.    AMENDMENTS REQUIRED BY LENDER. If in connection with obtaining financing for the Building, or any other land or any other improvements on land owned by Lessor or its related entities, a bank, insurance company, or other recognized institutional lender shall request reasonable modifications in this Lease as a condition to such financing, Lessee will not unreasonably withhold, delay or defer its consent thereto, provided that such modifications do not increase the obligations of Lessee hereunder or decrease the obligations of Lessor hereunder. In addition thereto, Lessee shall furnish to any such mortgagee or proposed mortgagee, copies of Lessee's latest financial statements, if any, duly certified by an independent certified public accountant, or if no such certified statement is available, then such statements shall be certified by the president of Lessee. If Lessee has no such statements, Lessee shall provide such alternate financial information as may reasonably be required by the mortgagee or proposed mortgagee.

56.     HOLDING OVER. Any holding over or continued occupancy by Lessee after the expiration of the Term of this Lease shall not operate to extend or renew this Lease or to imply or create a new lease. In such event, Lessor shall have the right to immediately terminate Lessee's occupancy or to treat Lessee's occupancy as a month-to-month tenancy, in which event parties shall continue to perform all obligations hereunder, including the Lessee's payment of Basic Rent and CAM Payments at the rates thereof in effect immediately prior to the termination of the Term hereof, subject to adjustment as provided herein.

57.     EXTENSION OPTION.

A. Subject to the provisions of Paragraph 57B below, Lessee shall have the option each month following the Termination Date to extend (each, an Extension Option") this Lease (with respect to either or both of the Laboratory Area and/or the Administrative Area, including any common areas) on a month-to-month basis (each such month, an "Extension Term"). Each Extension Term shall commence upon either the next day following the Termination Date or the upon the next day following expiration of the then-current Extension Term, as applicable, until the Lease is terminated by either Party pursuant to Section 57.A.(3).

(1) The Basic Rent during each Extension Term shall be in accordance with the provisions outlined in Section 6 of the Reference Page and may only be adjusted by mutual written agreement between both parties.

(2) The CAM Payments during each Extension Term shall be in accordance with the provisions outlined in Section 23 (Additional Rent) of the Lease and may only be adjusted by mutual written agreement between both parties.

(3) During each Extension Term, all terms and conditions of the Lease with respect to the Laboratory Area and/or Administrative Area, as applicable, shall remain in full force and effect, except that Lessee may terminate the Lease by providing Lessor with at least sixty (60) days written notice prior to the desired termination date and Lessor may terminate the Lease by providing Lessee with at least one hundred and twenty (120) days written notice prior to the desired termination date.

B.     The exercise by Lessee of each Extension Option shall be conditioned upon and subject to each of the following:

(1)     Lessee shall notify Lessor in writing of its exercise of its initial Extension Option at least thirty (30) days prior to the Termination Date; provided, that Lessee shall be deemed to automatically exercise its Extension Option for each subsequent Extension Term unless Lessee or Lessor has provided notice of termination in accordance with Section 57(A)(3) above.

(2)     At the time Lessor receives Lessee's notice as provided for in (B)(l) above and at the Termination Date and at the commencement of each subsequent Extension Term, Lessee shall not be in default under the terms or provisions of this Lease and Lessee shall not have subleased or assigned any portion of the Demised Premises.

(3)    Lessee shall have no further extension option other than as set forth in this Section

(signatures on separate page)

IN WITNESS WHEREOF, each party has caused this Agreement to be executed by its duly authorized representative as of the Effective Date.

GENSCRIPT USA HOLDING, INC., Lessor

By: /s/ Eric Wang
Print Name: Eric Wang
Title: General Manager

LEGEND BIOTECH USA INC., Lessee

By: /s/ Douglas Wallace
Print Name: Douglas Wallace
Title: VIP, Operations

Exhibit A

Plans Showing Demised Premises

Administrative Area

Laboratory Area